Exhibit 99.1

Allscripts Contacts: Dan Michelson Chief Marketing Officer 312-506-1217 dan.michelson@allscripts.com	Bill Davis Chief Financial Officer 312-506-1211 bill.davis@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Record Fourth Quarter 2005 Results

Net Income Increases More Than 200% For The Year

CHICAGO, IL – January 31, 2006 – Allscripts (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, today announced results for the three months and year ended December 31, 2005.

Total revenue for the three months ended December 31, 2005 was $34.2 million, compared to $26.3 million for the same period last year. Revenue from software and related services for the three months ended December 31, 2005 was $18.2 million, compared to $14.3 million for the same period last year, increasing by 28%.

Gross margin percentage was 45.5% for the fourth quarter of 2005, compared to 46.9% during the fourth quarter of 2004.

Net income for the three months ended December 31, 2005 was $3.4 million, or $0.08 per diluted share, compared to net income of $1.4 million, or $0.03 per diluted share, for the same period last year, a net income increase of 143%. As previously disclosed, net income for the three months ended December 31, 2005 includes a non-cash, non-recurring stock-based compensation charge related to the acceleration of certain options amounting to approximately $0.5 million. Without this charge, diluted earnings per share for the fourth quarter 2005 would have been $0.09. A reconciliation of earnings per share excluding the option acceleration expense to GAAP earnings per share is included as part of this press release.

As of December 31, 2005, the Company had cash and marketable securities of $146.1 million.

“In 2005, the market for clinical automation continued to accelerate as the electronic health record became part of the ‘black bag’ of medicine. Allscripts played a leadership role in driving this transformation and our record results show that we continue to gain traction,” stated Glen Tullman, Chief Executive Officer of Allscripts. “The Company has never been better positioned and our pending acquisition of A4 Health Systems will result in Allscripts being the clear leader across all segments of the ambulatory market. I appreciate our clients continued support and am very proud of our team and the progress we made during the year towards our vision of becoming an indispensable part of the way physicians practice medicine.”

Total revenue for the year ended December 31, 2005 was $120.6 million, compared to $100.8 million for 2004. Revenue from software and related services for the year ended December 31, 2005 was $65.2 million, compared to $44.1 million for 2004, increasing by 48%.

Total gross margin percentage was 45.5% for the year ended December 31, 2005, compared to 42.3% for the year ended December 31, 2004.

Net income for the year ended December 31, 2005 was $9.7 million, or $0.23 per diluted share, compared to net income of $3.1 million, or $0.07 per diluted share, for 2004, a net income increase of 212%. Without the option acceleration expense recognized in the fourth quarter of 2005, diluted earnings per share would have been $0.24 for 2005.

Allscripts offered the following general guidance related to 2006, excluding any potential impact from the proposed acquisition of A4 Health Systems. The Company’s total revenue target for 2006 is expected to exceed $145 million. It anticipates that earnings per share will be in the range of $0.45 to $0.47 per diluted share, which excludes additional stock-based compensation expense.

Allscripts will conduct a conference call on Tuesday, January 31, 2006 at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through February 14, 2006, at www.allscripts.com or by calling 1-800-642-1687, ID # 4715321.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company’s business groups provide unique solutions that inform, connect and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include Electronic Health Record, e-prescribing and document imaging solutions. Additionally, Allscripts provides clinical product education and connectivity solutions for physicians and patients through its Physicians Interactive™ Group and medical fulfillment services through its Medication Services Group. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts that involve risks and uncertainties, including statements involving our pending acquisition of A4 Health Systems, Inc. and guidance related to 2006. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$60,905	$16,972
Marketable securities	54,408	22,796
Accounts receivable, net	29,244	21,382
Other receivables	502	627
Inventories	2,174	2,372
Prepaid expenses and other current assets	5,811	3,571

Total current assets	153,044	67,720
Long-term marketable securities	30,750	88,471
Fixed assets, net	2,753	2,366
Software development costs, net	6,409	6,270
Intangible assets, net	9,151	10,833
Goodwill	13,760	13,713
Other assets	5,097	4,804

Total assets	$220,964	$194,177

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,630	$5,981
Accrued liabilities	13,791	12,218
Deferred revenue	17,306	14,607

Total current liabilities	39,727	32,806
Long-term debt	82,500	82,500
Other liabilities	318	178

Total liabilities	122,545	115,484
Stockholders’ equity	98,419	78,693

Total liabilities and stockholders’ equity	$220,964	$194,177

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
Revenue:
Prepackaged medications	$12,789	$9,342	$45,609	$44,733
Software and related services	18,249	14,306	65,166	44,121
Information services	3,159	2,665	9,789	11,916

Total revenue	34,197	26,313	120,564	100,770
Cost of revenue:
Prepackaged medications	10,873	7,317	38,046	35,744
Software and related services	6,908	5,154	23,507	15,858
Information services	849	1,506	4,136	6,520

Total cost of revenue	18,630	13,977	65,689	58,122

Gross profit	15,567	12,336	54,875	42,648
Operating expenses:
Selling, general and administrative expenses	11,510	10,337	43,304	37,653
Stock-based compensation expense	558	—	604	—
Amortization of intangibles	436	441	1,744	1,752

Income from operations	3,063	1,558	9,223	3,243
Interest expense	(880)	(884)	(3,516)	(1,717)
Interest income	1,230	802	4,128	1,675
Other expense, net	(10)	(73)	(125)	(93)

Income before income taxes	3,403	1,403	9,710	3,108
Income taxes	—	—	—	—

Net income	$3,403	$1,403	$9,710	$3,108

Net income per share - basic	$0.08	$0.04	$0.24	$0.08

Net income per share - diluted	$0.08	$0.03	$0.23	$0.07

Weighted average shares of common stock outstanding used in computing basic net income per share	40,812	38,484	40,045	38,979

Weighted average shares of common stock outstanding used in computing diluted net income per share	43,890	41,439	43,068	41,592

Earnings per share reconciliation:
Net income, as reported-GAAP (unaudited)	$3,403	$1,403	$9,710	$3,108

Add: Stock-based compensation charge for acceleration of options	518	—	518	—

Net income excluding stock-based compensation charge	$3,921	$1,403	$10,228	$3,108

Net income per share excluding stock-based compensation charge - basic	$0.10	$0.04	$0.26	$0.08

Net income per share excluding stock-based compensation charge - diluted	$0.09	$0.03	$0.24	$0.07